SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Accolade, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00437E102

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 00437E102	13 G	Page 2 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund IV, L.P. (“AH IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,394,563 shares, except that AH Equity Partners IV, L.L.C. (“AH Equity IV”), the general partner of AH IV, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”), the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
1,394,563 shares, except that AH Equity IV, the general partner of AH IV, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,394,563
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.5%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 3 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund IV-A, L.P. (“AH IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,786 shares, except that AH Equity IV, the general partner of AH IV-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,786 shares, except that AH Equity IV, the general partner of AH IV-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,786
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 4 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund IV-B, L.P. (“AH IV-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
39,048 shares, except that AH Equity IV, the general partner of AH IV-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
39,048 shares, except that AH Equity IV, the general partner of AH IV-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,048
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.1%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 5 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund IV-Q, L.P. (“AH IV-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
180,691 shares, except that AH Equity IV, the general partner of AH IV-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
180,691 shares, except that AH Equity IV, the general partner of AH IV-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	180,691
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.3%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 6 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners IV, L.L.C. (“AH Equity IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,619,088 shares, of which 1,394,563 are directly owned by AH IV, 4,786 are directly owned by AH IV-A, 39,048 are directly owned by AH IV-B and 180,691 are directly owned by AH IV-Q. AH Equity IV, the general partner of AH IV, AH IV-A, AH IV-B and AH-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

1,619,088 shares, of which 1,394,563 are directly owned by AH IV, 4,786 are directly owned by AH IV-A, 39,048 are directly owned by AH IV-B and 180,691 are directly owned by AH IV-Q. AH Equity IV, the general partner of AH IV, AH IV-A, AH IV-B and AH IV-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,619,088
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.9%[1]
12	TYPE OF REPORTING PERSON	OO

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 7 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV, L.P. (“AH Parallel IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,252,682 shares, except that AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”), the general partner of AH Parallel IV, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,252,682 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,252,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.9%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 8 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV-A, L.P. (“AH Parallel IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
11,110 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
11,110 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	11,110
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 9 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV-B, L.P. (“AH Parallel IV-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
91,077 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
91,077 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	91,077
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 10 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund IV-Q, L.P. (“AH Parallel IV-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
424,751 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
424,751 shares, except that AH Equity Parallel IV, the general partner of AH Parallel IV-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	424,751
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.8%[1]
12	TYPE OF REPORTING PERSON	PN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 11 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,779,620 shares, of which 3,252,682 are directly owned by AH Parallel IV, 11,110 are directly owned by AH Parallel IV-A, 91,077 are directly owned by AH Parallel IV-B and 424,751 are directly owned by AH Parallel IV-Q. AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER

3,779,620 shares, of which 3,252,682 are directly owned by AH Parallel IV, 11,110 are directly owned by AH Parallel IV-A, 91,077 are directly owned by AH Parallel IV-B and 424,751 are directly owned by AH Parallel IV-Q. AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel IV, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,779,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.8%[1]
12	TYPE OF REPORTING PERSON	OO

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 12 of 19

1	NAME OF REPORTING PERSONS Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6	SHARED VOTING POWER
5,398,708 shares, of which 1,394,563 are directly owned by AH IV, 4,786 are directly owned by AH IV-A, 39,048 are directly owned by AH IV-B, 180,691 are directly owned by AH IV-Q, 3,252,682 are directly owned by AH Parallel IV, 11,110 are directly owned by AH Parallel IV-A, 91,077 are directly owned by AH Parallel IV-B, and 424,751 are directly owned by AH Parallel IV-Q. Andreessen is a managing member of AH Equity IV, the general partner of AH IV, AH IV-A, AH IV-B and AH IV-Q, a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER
5,398,708 shares, of which 1,394,563 are directly owned by AH IV, 4,786 are directly owned by AH IV-A, 39,048 are directly owned by AH IV-B, 180,691 are directly owned by AH IV-Q, 3,252,682 are directly owned by AH Parallel IV, 11,110 are directly owned by AH Parallel IV-A, 91,077 are directly owned by AH Parallel IV-B, and 424,751 are directly owned by AH Parallel IV-Q. Andreessen is a managing member of AH Equity IV, the general partner of AH IV, AH IV-A, AH IV-B and AH IV-Q, a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	5,398,708
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.8%[1]
12	TYPE OF REPORTING PERSON	IN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 13 of 19

1	NAME OF REPORTING PERSONS Ben Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares.
6	SHARED VOTING POWER
5,398,708 shares, of which 1,394,563 are directly owned by AH IV, 4,786 are directly owned by AH IV-A, 39,048 are directly owned by AH IV-B, 180,691 are directly owned by AH IV-Q, 3,252,682 are directly owned by AH Parallel IV, 11,110 are directly owned by AH Parallel IV-A, 91,077 are directly owned by AH Parallel IV-B, and 424,751 are directly owned by AH Parallel IV-Q. Horowitz is a managing member of AH Equity IV, the general partner of AH IV, AH IV-A, AH IV-B and AH IV-Q, a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 0 shares.
8	SHARED DISPOSITIVE POWER
5,398,708 shares, of which 1,394,563 are directly owned by AH IV, 4,786 are directly owned by AH IV-A, 39,048 are directly owned by AH IV-B, 180,691 are directly owned by AH IV-Q, 3,252,682 are directly owned by AH Parallel IV, 11,110 are directly owned by AH Parallel IV-A, 91,077 are directly owned by AH Parallel IV-B, and 424,751 are directly owned by AH Parallel IV-Q. Horowitz is a managing member of AH Equity IV, the general partner of AH IV, AH IV-A, AH IV-B and AH IV-Q, a managing member of AH Equity Parallel IV, the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	5,398,708
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	9.8%[1]
12	TYPE OF REPORTING PERSON	IN

1 Based on 55,321,179 shares of the Issuer’s Common Stock outstanding as of December 31, 2020, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on January 7, 2021.

CUSIP NO. 00437E102	13 G	Page 14 of 19

ITEM 1(A).	NAME OF ISSUER

Accolade, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1201 Third Avenue, Suite 1700

Seattle, Washington 98101

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by Andreessen Horowitz Fund IV, L.P., a Delaware limited partnership (“AH IV”), Andreessen Horowitz Fund IV-A, L.P., a Delaware limited partnership (“AH IV-A”), Andreessen Horowitz Fund IV-B, L.P., a Delaware limited partnership (“AH IV-B”), Andreessen Horowitz Fund IV-Q, L.P. (“AH IV-Q”), AH Equity Partners IV, L.L.C., a Delaware limited liability company (“AH Equity IV”), AH Parallel Fund IV, L.P., a Delaware limited partnership (“AH Parallel IV”), AH Parallel Fund IV-A, L.P., a Delaware limited partnership (“AH Parallel IV-A”), AH Parallel Fund IV-B, L.P., a Delaware limited partnership (“AH Parallel IV-B”), AH Parallel Fund IV-Q, L.P., a Delaware limited partnership (“AH Parallel IV-Q”), AH Equity Partners IV (Parallel), L.L.C., a Delaware limited liability company (“AH Equity Parallel IV”), Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AH Equity IV is the general partner of AH IV, AH IV-A, AH IV-B and AH IV-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH IV, AH IV-A, AH IV-B and AH IV-Q. Andreessen and Horowitz are managing members of AH Equity IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH IV, AH IV-A, AH IV-B and AH IV-Q.

AH Equity Parallel IV is the general partner of AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q. Andreessen and Horowitz are managing members of AH Equity Parallel IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road

Suite 101

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES

Common Stock, $0.0001 par value

ITEM 2(E)	CUSIP NUMBER

00437E102

ITEM 3.	Not Applicable.

CUSIP NO. 00437E102	13 G	Page 15 of 19

ITEM 4.	OWNERSHIP

The following information with respect to the beneficial ownership of the Common Stock of the Issuer by the Reporting Persons is provided as of December 31, 2020.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of AH IV, AH IV-A, AH IV-B, AH IV-Q, AH Parallel IV, AH Parallel IV-A, AH Parallel IV-B and AH Parallel IV-Q and the limited liability company agreements of AH Equity IV and AH Equity Parallel IV, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

CUSIP NO. 00437E102	13 G	Page 16 of 19

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP NO. 00437E102	13 G	Page 17 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2021

Andreessen Horowitz Fund IV, L.P.
Andreessen Horowitz Fund IV-A, L.P.
Andreessen Horowitz Fund IV-B, L.P.
Andreessen Horowitz Fund IV-Q, L.P.

By: AH Equity Partners IV, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund IV, L.P.
AH Parallel Fund IV-A, L.P.
AH Parallel Fund IV-B, L.P.
AH Parallel Fund IV-Q, L.P.

By: AH Equity Partners IV (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen*

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz*

*The Power of Attorney set forth in Exhibit 24.1 to the Initial Statement of Beneficial Ownership of Securities on Form 3, as amended, filed by such Reporting Person with the Securities and Exchange Commission on April 25, 2019 is incorporated herein by reference.

CUSIP NO. 00437E102	13 G	Page 18 of 19

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	19

CUSIP NO. 00437E102	13 G	Page 19 of 19

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Accolade, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 16, 2021

Andreessen Horowitz Fund IV, L.P.
Andreessen Horowitz Fund IV-A, L.P.
Andreessen Horowitz Fund IV-B, L.P.
Andreessen Horowitz Fund IV-Q, L.P.

By: AH Equity Partners IV, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund IV, L.P.
AH Parallel Fund IV-A, L.P.
AH Parallel Fund IV-B, L.P.
AH Parallel Fund IV-Q, L.P.

By: AH Equity Partners IV (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz